UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2016 (February 10, 2016)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road New Albany, Ohio		43054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 8.01.	Other Events.

On February 10, 2016 , Bob Evans Farms, Inc., a Delaware corporation (the “Company”) issued a news release announcing that on February 9, 2016, BEF Management, Inc. (“BEF”), a wholly owned subsidiary, closed on a $30.0 million loan and mortgage on its corporate headquarters in New Albany, Ohio. The loan has a ten year term and is amortized over a ten year period. The rate of interest is variable and is initially set at 5.1 percent. The Company and several wholly owned subsidiaries have provided guaranties for the loan. The net proceeds from this loan are to be used to pay down debt under the Company’s credit agreement and for other corporate purposes.

The release also indicated that the previously announced letter of intent executed by Bob Evans Farms, LLC, a wholly owned subsidiary of the Company, for a sale-leaseback transaction for 145 restaurant properties for $200.0 million is progressing as expected. The sale-leaseback transaction would provide the Company with net proceeds of approximately $165.0 to $170.0 million, which would be used to pay down debt under the Company’s credit agreement, repurchase Company shares, and for other corporate purposes, while maintaining a prudent level of leverage. The transaction completion is expected by the end of April 2016. The transaction closing is subject to due diligence, the execution of the definitive documentation by the parties, and other customary conditions of closing.

A copy of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired – Not Applicable

(b) Pro Forma Financial Information – Not applicable

(c) Shell Company Transactions – Not Applicable

(d) Exhibits:

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	News release issued by Bob Evans Farms, Inc. on February 10, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 10, 2016

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Corporate Secretary